Media Contact:
Barbara Coleman
Corporate Communications
(614) 474-4083, bcoleman@express.com
Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS NAMES DAVID KORNBERG PRESIDENT

Columbus, Ohio, October 15, 2012 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating more than 600 stores, today announced that David Kornberg has been promoted to President. In this new role, Mr. Kornberg will have responsibility for both the men's and women's merchandising and design functions.

“David has enjoyed a long history of success with Express and has a deep understanding of our DNA and how we work best,” said Michael Weiss, Chairman and CEO of Express, Inc. “During his tenure, he has consistently demonstrated sustainable growth of the men's business through his deep understanding of our customer, strong vision and leadership and effective execution of our Go-to-Market strategy. I look forward to continuing our close working relationship during this next phase of his career” Weiss added.

Mr. Kornberg was most recently Executive Vice President of Men's Merchandising & Design, a position he held since 2007. Prior to that, he was the General Merchandise Manager of the Express Men's business. Under Mr. Kornberg's leadership, the Express Men's business has grown significantly. From 2005 through 2011, the Men's business has grown sales a total of 56% and margin dollars by 92%.

Mr. Kornberg has spent twelve of the last thirteen years with Express. From 2002-2003, he was Vice President of Business Development for Disney Stores. Mr. Kornberg spent the first ten years of his career with Marks & Spencer PLC in the United Kingdom, where he held a number of roles in store management and merchandising on both the men's and women's side of the business.

Separately, the Company announced that, Fran Horowitz, Executive Vice President of Women's Merchandising & Design, has announced she will be leaving the business. At this time, this role will not be replaced and the executives who previously reported to Ms. Horowitz will now report directly to Mr. Kornberg.

“Fran has been a valuable part of the executive leadership team at Express and has played a significant role in the successful transformation of Express into the brand it has become. I truly appreciate the dedication and passion she brought to the company. On behalf of the board, the management team and our associates, I want to thank Fran for her many contributions,” added Weiss.

About Express, Inc.
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer.  The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions.  The Company currently operates over 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada and in Puerto Rico and also works with franchisees throughout the Middle East and Latin America.  The Company also distributes its products through the Company's e-commerce website, www.express.com.